Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX AMERICA ● ASIA PACIFIC ● EUROPE

August 23, 2023

Pyxis Oncology, Inc.

321 Harrison Avenue
Boston, Massachusetts 02118

Re:         Post-Effective Amendment on Form S-3 to Registration Statement on Form S-4

Ladies and Gentlemen:

We refer to the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) on Form S-3 to the Registration Statement No. 333-272510 on Form S-4 (the “Registration Statement”) being filed by Pyxis Oncology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,003,921 shares (the “Warrant Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which may be issued upon the future exercise of certain outstanding warrants (collectively, the “Apexigen Warrants”) to purchase shares of common stock, par value $0.0001 per share, of Apexigen, Inc., a Delaware corporation (“Apexigen”), which were converted into warrants to purchase shares of Common Stock (the “Pyxis Oncology Warrants”) in connection with the merger transaction (the “Merger”), which was completed on August 23, 2023 pursuant to (i) the Agreement and Plan of Merger, dated as of May 23, 2023, by and among the Company, Apexigen and Ascent Merger Sub Corp. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Agreement”), and (ii) the certificate of merger of Merger Sub and Apexigen providing for the Merger, filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on August 23, 2023 (the “Merger Certificate”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships

Pyxis Oncology, Inc.

We have examined the Registration Statement, the Post-Effective Amendment, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Merger Agreement, the Pyxis Oncology Warrants and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Post-Effective Amendment, the Merger Agreement and the conversion of the Apexigen Warrants thereunder. We have also examined a copy of the Merger Certificate certified by the Delaware Secretary of State, including as to a filing time of the Merger of 8:09 a.m. on August 23, 2023. We have further examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Warrant Shares, when duly issued and delivered in accordance with the terms of the Pyxis Oncology Warrants (including the payment of the applicable exercise price), will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have also assumed that at the time of the issuance of any Warrant Shares upon exercise of any Pyxis Oncology Warrant there will be a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s certificate of incorporation as in effect at such time.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment and to all references to our Firm included in or made a part of the Post-Effective Amendment. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /s/ Sidley Austin LLP